Form of Initial Summary Prospectus

MASSMUTUAL ASCEND LIFE INSURANCE COMPANY

INDEX ACHIEVER ADVISORY ANNUITY

With Death Benefit Return of Premium Guarantee

SUMMARY PROSPECTUS FOR NEW INVESTORS

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This Summary Prospectus summarizes key features of the Contract.

Before you invest, you should also review the prospectus for the Contract, which contains more information about the Contract’s features, benefits, and risks. You can find this document and other information about the Contract online at www.MassMutualAscend.com/RILArates. You can also obtain this information at no cost by calling 1-800-789-6771 or by sending a written request to us at the following address:

MassMutual Ascend Life Insurance Company

Administrative Office: P.O. Box 5423, Cincinnati OH 45201-5423

You may cancel your Contract within 20 days after you receive it. If you purchase a Contract to replace an existing annuity contract or insurance policy, you have 30 days to cancel the Contract. The right to cancel period may be longer in some states. Upon cancellation, in most states you will receive a full refund of the amount you paid for the Contract. In some states, you will receive your total Account Value as calculated using the Daily Value Percentage, plus fees and charges, which may be more or less than the amount you paid for the Contract. The right to cancel is described more fully in the Right to Cancel section of this prospectus. You should review this prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Additional information about certain investment products, including index-linked annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

Contents

SPECIAL TERMS	3
OVERVIEW OF THE CONTRACT	6
IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT	10
BENEFITS AVAILABLE UNDER THE CONTRACT	15
BUYING THE CONTRACT	16
MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT	18
ADDITIONAL INFORMATION ABOUT FEES	20
APPENDIX A: INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT	21

SPECIAL TERMS

In this prospectus, the following capitalized terms have the meanings set out below.

ACCOUNT VALUE. For each day, the Account Value is the sum of the current values of each Crediting Strategy, plus the current value of the Purchase Payment Account, if any.

ALLOCATION LIMIT. The limit for allocations and reallocations to the Declared Rate Strategy. The Allocation Limit is 12% of the total amount being allocated on the Strategy Application Date or Term end date.

ANNUITANT. The natural person or persons on whose life the Annuity Payout Benefit is based.

ANNUITY PAYOUT BENEFIT. A series of periodic payments made under a Payout Option. The terms and conditions are described in the Annuity Payout Benefit section of this prospectus.

ANNUITY PAYOUT INITIATION DATE. The first day of the first payment interval for which payment of an Annuity Payout Benefit is to be made. This is the date we apply your Account Value to the Annuity Payout Benefit and calculate the payment amount.

BENEFICIARY. A person entitled to receive all or part of a Death Benefit that is to be paid under the Contract on account of a death before the Annuity Payout Initiation Date.

BUFFER. For an Indexed Strategy with a Buffer (a “Buffer Strategy”), the Buffer is the decrease in the value of an Index for a Term that is disregarded when determining the loss for the Term. The Buffer is also used to determine the strike price of the out-of-the-money put option that is part of the Daily Value Percentage calculation before the end of the Term. For each Term of the Buffer Strategy that we currently offer with this Contract, the Buffer is either 10% or 20%. In the future, we may offer a new Buffer Strategy with more or less protection against loss than a 10% or 20% Buffer, but we will not offer a new Buffer Strategy with less protection against loss than a 5% Buffer.

CAP. For an Indexed Strategy with a Cap (a “Cap Strategy”), the Cap is the maximum positive Index change over the course of the Term (measured at the start and end of the Term) that is taken into account to determine the Strategy value at the end of the Term. The Cap is also used to determine the strike price of the out-of-the-money call option that is part of the Daily Value Percentage calculation for that Strategy before the end of the Term. We post on our website (www.massmutualascend.com/RILArates) the Cap for each Term of a Cap Strategy at least 10 days before the next Term starts. The Cap for a Term will never be less than 1%.

CONTRACT. The annuity contract (including applicable endorsements and riders) that is a legally binding agreement between you and MassMutual Ascend Life. In this prospectus, “Contracts” refers to all Index Achiever Advisory Annuity contracts.

CONTRACT ANNIVERSARY. The date in each year that is the anniversary of the Contract Effective Date. That date is set out in the Contract Specifications of your Contract.

CONTRACT EFFECTIVE DATE. The date as of which the initial Purchase Payment is applied to the Contract. That date is set out in the Contract Specifications of your Contract.

CONTRACT SPECIFICATIONS. The section of your Contract that contains details unique to your Contract.

CONTRACT YEAR. A 12-month period that starts on the Contract Effective Date or on a Contract Anniversary.

CREDITING STRATEGY (STRATEGY). A specified method by which declared interest is set or values are calculated. Each Indexed Strategy and Declared Rate Strategy is a Crediting Strategy. The Crediting Strategies that are currently available are set out in “Appendix A: Investment Options Under the Contact” to this prospectus.

DAILY VALUE PERCENTAGE. The Daily Value Percentage is used to determine the value of an Indexed Strategy before the end of a Term. The calculation of Strategy value using the Daily Value Percentage is relevant only if amounts allocated to an Indexed Strategy are not held to the end of the Term due to withdrawals, Surrender of the Contract, annuitization, a Performance Lock election, or a Death Benefit becomes payable. A negative Daily Value Percentage adjustment could result in significant loss, even if the Index is performing positively. For each day of a Term of an Indexed Strategy before the final Market Day of the Term, the Daily Value Percentage is equal to: (1) the Net Option Price for that day; minus (2) the Residual Option Cost for that day; and minus (3) the Trading Cost for that day.

DEATH BENEFIT. An amount that becomes payable if you die before the Annuity Payout Initiation Date and before the date that the Contract is Surrendered. The terms and conditions are described in the Death Benefit section of this prospectus.

DECLARED RATE. A fixed interest rate set by us for a Term of the Declared Rate Strategy. The Declared Rate varies from Term to Term but will be at least equal to the minimum interest required for fixed annuity contracts on the Contract Effective Date under Standard Nonforfeiture Law of the state in which your Contract is issued, and will never be less than the guaranteed minimum interest rate from 0.15% to 3.0% set out in the Declared Rate Strategy endorsement included in your Contract. At least 10 days before the next Term starts, we will post the Declared Rate for that next Term on our website (www.massmutualascend.com/RILArates).

DECLARED RATE STRATEGY. A Crediting Strategy that credits interest at a Declared Rate.

DOWNSIDE PARTICIPATION RATE. For an Indexed Strategy with a Downside Participation Rate (a “Downside Participation Rate Strategy”), the Downside Participation Rate is your share of any fall in the Index for a Term taken into account to determine the Strategy value at the end of the Term. The Downside Participation Rate is also used to determine the Net Option Price that is part of the Daily Value Percentage calculation before the end of the Term. For every Term of each Downside Participation Rate Strategy that we currently offer with this Contract, the Downside Participation Rate is 50%. In the future, we may offer a new Downside Participation Rate Strategy with more or less protection against loss than a 50% Downside Participation Rate, but we will not offer a new Downside Participation Rate Strategy with less protection against loss than a 75% Downside Participation Rate.

FLOOR. For an Indexed Strategy with a Floor (a “Floor Strategy”), the Floor is the maximum decrease in the value of an Index for a Term that is taken into account when determining the loss for the Term. The Floor is also used to determine the strike price of the out-of-the-money put option that is part of the Daily Value Percentage calculation before the end of the Term. For each Term of a Floor Strategy that we currently offer with this Contract, the Floor is -10%. In the future, we may offer a new Floor Strategy that offers more or less protection against loss than a -10% Floor but we will not offer a new Floor Strategy that offers less protection against loss than a -20% Floor.

INDEX. A stock market index or an exchange-traded fund (ETF) used to calculate the value of an Indexed Strategy. The Index at the start of a Term is its level or price at the Market Close on the first day of that Term. If the first day of that Term is not a Market Day, then the Index at the start of a Term is its level or price at the last Market Close before the first day of the Term. The Index at the end of a Term is its level or price at the final Market Close of that Term.

INDEXED STRATEGY. A Crediting Strategy that provides a return based, in part, on the net change in the level or price of an Index for a Term.

INVESTMENT BASE. The base amount used to calculate the value of an Indexed Strategy. The Investment Base is the amount applied to an Indexed Strategy at the start of a current Term, adjusted proportionally for any withdrawal during the Term and any related Market Value Adjustment. An Investment Base is not used to calculate the value of a Declared Rate Strategy.

MARKET CLOSE. The close of the regular or core trading session on the market used to measure a given Index.

MARKET DAY. Each day that all markets that are used to measure the available Indexes are open for regular trading.

MARKET VALUE ADJUSTMENT. An adjustment made to the value of an Indexed Strategy if this Contract is Surrendered or a withdrawal is taken from the Indexed Strategy (including automated withdrawals, required minimum distributions, but not including withdrawals to pay advisory fees) before the sixth Contract Anniversary. The Market Value Adjustment does not apply to a withdrawal from the Declared Rate Strategy, the portion of the Account Value held in the Declared Rate Strategy on a Surrender, a Surrender that qualifies for a waiver, an Annuity Payout Benefit, or a Death Benefit.

MASSMUTUAL ASCEND LIFE (“WE,” “US,” “OUR”). MassMutual Ascend Life Insurance Company.

NEGATIVE RETURN FACTOR. The Downside Participation Rate, Floor, or Buffer used to determine values for an Indexed Strategy at the end of the Term.

OWNER (“YOU,” “YOURS”). The person(s) who possesses the ownership rights under the Contract. If there is more than one Owner, each Owner will be a joint owner of the Contract and each reference to Owner means joint owners.

PAYOUT OPTION. The form in which an Annuity Payout Benefit or a Death Benefit may be paid. Standard options are described in the Payout Options section of this prospectus.

PERFORMANCE LOCK. An election available for certain specified Indexed Strategies to lock in the Daily Value Percentage for the remainder of a Term of the Indexed Strategy. A Performance Lock election for a Term is effective on the second Market Close following our receipt of your Request in Good Order. After the second Market Close, the Indexed Strategy value before the end of the Term and the Indexed Strategy value at the end of the Term is equal to the remaining Investment Base increased or decreased by the locked Daily Value Percentage. The locked Daily Value Percentage is the Daily Value Percentage as determined for that second Market Close. The Indexed Strategy value will still change if there is a change in the Investment Base. You can make a Performance Lock election once per Term and only for specific Indexed Strategies.

POSITIVE RETURN FACTOR. The Cap, Upside Participation Rate, or Trigger Rate used to determine values for an Indexed Strategy at the end of the Term.

PURCHASE PAYMENT. An amount received by us for the Contract. This amount is determined after deducting any taxes withheld from the payment and after deducting any fee charged by the person remitting payment.

PURCHASE PAYMENT ACCOUNT. An account where a Purchase Payment is held until it is applied to a Crediting Strategy on a Strategy Application Date.

REQUEST IN GOOD ORDER. An election or a request that is:

•	complete and satisfactory to us;

•	sent to us on our form or in a manner satisfactory to us, which may, at our discretion, be by telephone or electronic means; and

•	received at our administrative office.

An election or a request is complete and satisfactory when we have received: (1) all the information and legal documentation that we require to process the election or the request; and (2) instructions that are sufficiently clear that we do not need to exercise any discretion to process the election or the request. If you have any questions, you should contact us or your registered representative before submitting your election or your request.

STRATEGY APPLICATION DATE. The 6th and 20th days of each month.

SURRENDER. The termination of your Contract in exchange for its Surrender Value.

SURRENDER VALUE. For each day, the Surrender Value is the Account Value on that day plus or minus the Market Value Adjustment that would apply on a Surrender of the Contract. The Account Value will reflect the applicable Strategy values as calculated on that day, which will reflect the Daily Value Percentage whenever Surrender Value is measured before the end of a Term.

TAX-QUALIFIED CONTRACT. An annuity contract that is intended to qualify for special tax treatment for retirement savings. If your Contract is a Tax-Qualified Contract, the cover page of your Contract includes information about its tax qualification. If your Contract is not a Tax-Qualified Contract, the cover page of your Contract will identify it as a “Nonqualified Annuity.”

TERM. The period for which Contract values are allocated to a given Crediting Strategy, and over which interest or values are calculated. Terms are one year long, three years long, or six years long. Each Term will start and end on a Strategy Application Date. A new Term will start on the date that the preceding Term ends.

TRIGGER RATE. For an Indexed Strategy with a Trigger Rate (a “Trigger Strategy”), the Trigger Rate is the specified rate that is credited to the Strategy value when the Index change (measured at the start and end of the Term) qualifies for the Trigger Rate. In the case of a Performance Trigger Strategy, the Trigger Rate will be credited when the Index change is zero or positive at the end of the Term. In the case of a Dual Performance Trigger Strategy, the Trigger Rate will be credited if the Index change is zero, positive, or negative up to the Buffer at the end of the Term. The Trigger Rate is also used to determine the binary call option that is part of the Daily Value Percentage calculation for that Strategy before the end of the Term. We post on our website (www.massmutualascend.com/RILArates) the Trigger Rates for each Term of a Trigger Strategy at least 10 days before the next Term starts. The Trigger Rate for a Term will never be less than 0.5%.

UPSIDE PARTICIPATION RATE. For an Indexed Strategy with an Upside Participation Rate (an “Upside Participation Rate Strategy”), the Upside Participation Rate is your share of any rise in the Index for a Term taken into account to determine the Strategy value at the end of the Term. The Upside Participation Rate is also used to determine the Net Option Price that is part of the Daily Value Percentage calculation before the end of the Term. We post on our website (www.massmutualascend.com/RILArates) the Upside Participation Rate for each Term of an Upside Participation Rate Strategy at least 10 days before the next Term starts. The Upside Participation Rate for a Term will never be less than 5%. If the Index return is 10% and the Upside Participation Rate is 5%, then your Indexed Strategy value will only increase by 0.5% (10% times 5%).

OVERVIEW OF THE CONTRACT

Purpose

The MassMutual Ascend Life Index Achiever Advisory annuity is an individual modified single premium deferred indexed annuity contract that may help you accumulate retirement savings. The Contract is intended for long-term investment purposes. The Contract is a legal agreement between you as the Owner and MassMutual Ascend Life as the issuing insurance company. In the Contract, you agree to make one or more Purchase Payments to us, and we agree to pay the Annuity Payout Benefit to you. If there is an applicable death before the Annuity Payout Initiation Date, we also agree to pay a Death Benefit that will never be less than the Return of Premium Guarantee. The Contract may be appropriate if you have a long-term investment horizon. It is not intended for people who may need to access invested funds within a short-term timeframe or frequently.

Like all deferred annuities, the Contract has two periods. During the Accumulation Period (the period prior to the Annuity Payout Initiation Date), the Contract may accumulate earnings on a tax-deferred basis. During the Annuity Payout Period that begins on the Annuity Payout Initiation Date, we will make payments under the applicable Payout Option.

The Contract may not be available in all states, and may vary in your state. See Appendix C in the prospectus for state variations. The Contract may not be available through all selling firms or all financial professionals. Some selling firms or financial professionals may not make all Indexed Strategies available for your Purchase Payment allocations. See Appendix D in the prospectus for financial intermediary variations.

Accumulation Period

During the Accumulation Period, the amounts you contribute can be allocated among any of the then available Crediting Strategies, which include Indexed Strategies and the Declared Rate Strategy, and may accumulate earnings on a tax-deferred basis. Additional Information about each Crediting Strategy is available in “Appendix A: Investment Options Available Under the Contract”.

Indexed Strategies

The Company will credit gain or loss at the end of the Term to amounts allocated to an Indexed Strategy based, in part, on the performance of the Index. The Owner bears the risk of any gain or loss on amounts allocated to the Indexed Strategies and could lose a significant amount of money if the index declines in value.

The Company limits the negative Index return used in calculating loss for an Indexed Strategy at the end of its Term through the use of one of three Negative Return Factors: a Downside Participation Rate, a Buffer, or a Floor. The Negative Return Factors are generally designed to limit the reduction in the value of the Indexed Strategies at the end of a Term.

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A Downside Participation Rate is the portion of any negative Index change that will decrease your Strategy value at the end of the Term. A 50% Downside Participation Rate causes a decrease in Strategy value at the end of the Term equal to 50% of the negative Index change. For example, if the Index return over the Term is -18%, the value of an Indexed Strategy with a Downside Participation Rate of 50% will decrease by 9% for the Term (50% of the negative Index change).

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A Buffer is the negative Index change to be disregarded when determining Strategy value at the end of the Term. An Indexed Strategy with a 10% Buffer means that your Strategy value will not be affected by the first 10% of any negative Index change, but your Strategy value will decrease by any negative return in excess of -10%. An Indexed Strategy with a 20% Buffer causes the Company to assume the first 20% of any negative Index change, but your Strategy value will decrease by any negative return in excess of -20%. For example, if the Index return over the Term is -18% the value of an Indexed Strategy with a 10% Buffer will decrease by 8% for the Term (the amount that exceeds the Buffer). If the Index return over the Term is -18%, the value of an Indexed Strategy with a 20% Buffer will not change for the Term (there is no amount that exceeds the Buffer).

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A Floor is the maximum percentage decrease in your Strategy value at the end of the Term if there is a negative Index change. An Indexed Strategy with a -10% Floor limits the loss from any negative Index change to 10% when determining the Strategy value at the end of the Term. For example, if the Index return over the Term is -18% and the Floor is -10%, the value of an Indexed Strategy with a -10% Floor will decrease by 10% for the Term (the maximum loss allowed under the Floor).

We may stop offering any Indexed Strategy at the end of a Term; however, we will always offer the S&P 500 1-Year -10% Floor with Cap Indexed Strategy.

The Company limits the positive Index return used in calculating interest credited to an Indexed Strategy at the end of its Term through the use of one of three Positive Return Factors: a Cap, an Upside Participation Rate, or a Trigger Rate. The Positive Return Factors are generally designed to limit the increase in the value of the Indexed Strategies at the end of a Term. You may earn less than the Index returns with a Cap, an Upside Participation Rate or a Trigger Rate.

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A Cap is the maximum positive Index change (measured from the beginning of the Term to the end of the Term) taken into account to determine the Strategy value at the end of the Term. For example, if the Index return over the Term is 16%, the value of an Indexed Strategy with a 10% Cap will increase by 10% for the Term (the maximum allowed under the Cap). For any Cap Strategy, the Cap will vary from Term to Term, but will never be less than 1%.

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An Upside Participation Rate is the portion of any positive Index change (measured from the beginning of the Term to the end of the Term) that is taken into account to determine the Strategy value at the end of the Term. For example, if the Index return over the Term is 16%, at the end of the Term the value of an Indexed Strategy with a 75% Upside Participation Rate will increase by 12% for the Term (75% of the increase in the value of the Index). For any Upside Participation Rate Strategy, the Upside Participation Rate will vary from Term to Term, but will never be less than 5%.

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A Trigger Rate for a Performance Trigger Strategy is the specified increase in the Strategy value when the Index change is zero or positive at the end of the Term. The Trigger Rate for a Dual Performance Trigger Strategy is the specified increase in the Strategy value when the Index change is zero, positive, or negative up to the Buffer at the end of the Term. For example, if the index return over the Term is 16%, the value of an Indexed Strategy with an 11% Trigger Rate will increase by 11% for the Term (the Trigger Rate). For any Trigger Strategy, the Trigger Rate will vary from Term to Term, but will never be less than 0.5%.

You may earn less than the Index returns with a Cap, an Upside Participation Rate or a Trigger Rate.

Declared Rate Strategy

Amounts held under the Declared Rate Strategy are credited with interest daily throughout a Term at a rate we set before that Term begins. This means the interest rate for the Declared Rate Strategy may change for each Term. Each Term of the Declared Rate Strategy is one year long. A Declared Rate will never be less than the guaranteed minimum interest rate from 0.15% to 3.0% set out in the Declared Rate Strategy endorsement included in your Contract. The guaranteed minimum interest rate set out in the endorsement will never be less than the minimum interest rate required for fixed annuity contracts on the Contract Effective Date under the Standard Nonforfeiture Law of the state in which your Contract is issued. At least 10 days before the next Term starts, we will post the Declared Rate that will apply to the Declared Rate Strategy for that next Term on our website (www.massmutualascend.com/RILArates). A Declared Rate Strategy will always be available.

Annuity Payout Period

The Annuity Payout Period begins when you annuitize your Contract effective on the Annuity Payout Initiation Date. When you annuitize your Contract, we promise to pay a stream of Annuity Payout Benefit payments for the duration of the period selected. Once Annuity Payout Benefit payments start, you can no longer Surrender the Contract or take a withdrawal, no Death Benefit will be payable under your Contract, your Beneficiary designations will no longer apply, and the Indexed Strategies will no longer be available. The amount payable after death, if any, is governed by the Payout Option you select.

Contract Features

Annuity Payout Benefit (See “Annuity Payout Benefit” in the prospectus for more details)

When the Contract is annuitized, we promise to pay a stream of Annuity Payout Benefit payments for the duration or the period selected.

Death Benefit (See “Death Benefit” in the prospectus for more details)

For no additional cost, the Contract includes a Death Benefit Return of Premium Guarantee. If you die before the Annuity Payout Initiation Date and before the Contract is Surrendered, we will pay a Death Benefit equal to the greater of the Account Value determined as of the date that the Death Benefit value is determined or the Return of Premium Guarantee. The Death Benefit Return of Premium Guarantee is equal to your Purchase Payments (the “Purchase Payment base”), reduced proportionally for all withdrawals (including withdrawals to pay advisory fees), but not including amounts applied to pay negative Market Value Adjustments.

Access to Your Money (See “Cash Benefit” in the prospectus for more details)

You may Surrender your Contract or take a withdrawal from your Contract at any time before the earlier of (1) the Annuity Payout Initiation Date; or (2) a death for which a Death Benefit is payable. The right to Surrender or take a withdrawal may be restricted if your Contract is purchased under an employer plan subject to IRC Section 401 (pension, profit sharing, and 401(k) plans), IRC Section 403(b) (tax-sheltered annuity plans), or IRC Section 457(b) (governmental deferred compensation plans).

During the first six Contract Years, a Market Value Adjustment will apply unless your withdrawal is a withdrawal to pay advisory fees or comes from the Declared Rate Strategy.

The amount paid upon Surrender is the Surrender Value. A withdrawal from a Crediting Strategy will reduce the Account Value by the amount of the withdrawal, including any taxes and any applicable Market Value Adjustment. If you Surrender your Contract or take a withdrawal from an Indexed Strategy on a day that is not the end of a Term, the Strategy value will be calculated using the Daily Value Percentage of the Indexed Strategy (or the locked Daily Value Percentage if you have made a Performance Lock election). The Daily Value Percentage could be negative, which could result in significant loss, even if the Index has risen since the start of the Term.

A withdrawal from an Indexed Strategy will reduce the Investment Base and the Death Benefit Return of Premium Guarantee by an amount that is proportional to the reduction in the Strategy value. If the Daily Value Percentage is negative, these proportional reductions could be significantly larger than the dollar amount of the withdrawal. A reduction in the Investment Base for a Term will reduce the gain from any future rise in the Index during that Term.

You may designate the Crediting Strategy or Strategies from which a withdrawal will be taken (including withdrawals to pay advisory fees) by a Request in Good Order prior to the date of the withdrawal. If you do not make a designation, we will take the withdrawal in the following order:

•	first proportionally from funds, if any, that then qualify for a waiver of the Market Value Adjustment pursuant to the provisions of a Crediting Strategy endorsement;

•	then from the Purchase Payment Account;

•	then proportionally from funds held under the Declared Rate Strategy;

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and then proportionally from Indexed Strategies having the shortest Terms (meaning the withdrawal will be taken proportionally from Indexed Strategies with 1-year Terms, and then proportionally from Indexed Strategies with 3-year Terms, and finally from Indexed Strategies having 6-year Terms).

A withdrawal will reduce the amount payable upon Surrender, applied to the Annuity Payout Benefit, or payable as the Death Benefit.

The amount withdrawn or paid on a Surrender is subject to income tax to the extent that it represents Contract earnings or pre-tax contributions. If received before age 59 1⁄2, the taxable portion of a withdrawal may also be subject to an additional 10% federal penalty tax.

Automated Withdrawals (See “Automated Withdrawals” in the prospectus for more details)

You may elect to automatically withdraw money from your Contract under any automated withdrawal program that we offer. Your Account Value must be at least $10,000 in order to make an automated withdrawal election. The minimum amount of each automated withdrawal payment is $100. Automated withdrawals will be taken from the Purchase Payment Account and Indexed Strategies of your Contract in the same order as any other withdrawal. The Contract is intended for long-term investment purposes and the Contract and its Indexed Strategies may not be appropriate for investors who plan to take withdrawals (including automated withdrawals and required minimum distributions) during the first six Contract Years, because of the assessment of Market Value Adjustments, or who plan to take withdrawals during Indexed Strategy Terms, because of the application of the Daily Value Percentage.

Withdrawals to Pay Advisory Fees (See “Cash Benefit – Withdrawals to Pay Advisory Fees” in the prospectus for more details)

You may authorize withdrawals from your Contract to pay advisory fees to a registered investment advisor with respect to the management of your Contract. Advisory fees paid from the Contract must relate only to investment advice rendered in connection with the Contract and cannot exceed 1.5% of the Account Value per year. Withdrawals to pay advisory fees are treated like other withdrawals from the Contract, except that a Market Value Adjustment will not apply. Deduction of advisory fees from your Account Value will reduce the Account Value by the amount of the withdrawal, which will reduce the amount payable upon Surrender, applied to the Annuity Payout Benefit, or payable as the Death Benefit. In addition, the withdrawal will proportionally reduce the Return of Premium Guarantee for the Death Benefit. Like other withdrawals, they may reduce the Death Benefit by more than the amount withdrawn. Such withdrawals may also limit any growth in Contract values. Deduction of advisory fees from an Indexed Strategy before the end of the Term could result in potentially significant loss due to the Daily Value Percentage adjustment and forfeiture of potential positive Index performance at the end of the Term, which could limit growth in Account Value.

Performance Lock (See “Indexed Strategy Value After Performance Lock Election” in the prospectus for more details)

A Performance Lock allows you to lock in the Daily Value Percentage of an eligible Indexed Strategy for the remainder of a Term. You may make a Performance Lock election for any Term or Terms of the S&P 500 Indexed Strategies (excluding the three Trigger Strategies) and the First Trust Barclays Edge Indexed Strategies. For Contracts with a Contract Effective Date on or after May 7, 2025, you may also make a Performance Lock election for any Term or Terms of the Russell 2000 Indexed Strategies.

If you make a Performance Lock election, the Daily Value Percentage will be locked for the balance of the Term. This means that you will experience flat performance through the balance of the Term even if the Net Option Value increases, you will not benefit from the continued decline in the Daily Value Percentage, and your ending Strategy value will not be based on the ending Index value on the last day of the Term. As a result, the locked-in Strategy value could be lower than the value you otherwise would have received at the end of the Term. If the Daily Value Percentage is negative at the time of the Performance Lock election, you could be locking in a loss which could be significant.

A Performance Lock election is not effective until the second Market Close after receipt of your Request in Good Order. As a result, you will not be able to determine in advance the locked Daily Value Percentage that will apply to the Indexed Strategy at the time you make a Performance Lock election. The Daily Value Percentage at the time the Performance Lock election becomes effective may be higher or lower than it was at the time you submitted your election.

Terminal Illness and Extended Care Waivers (see “Market Value Adjustment Waivers” in the prospectus for more details)

In states where permitted, for no additional charge we will waive any negative Market Value Adjustment that would otherwise apply on a Surrender of your Contract if the Annuitant or Owner is diagnosed with a terminal illness, as defined by the Waiver, or is confined to a hospital or other long term care facility, and certain other conditions are met. Withdrawals and surrenders under these waivers may still trigger a Daily Value Percentage adjustment and taxes, and if before age 59 1⁄2, a penalty tax.

Tax Treatment (see “Federal Tax Considerations” in the prospectus for more details)

Your Purchase Payments accumulate value on a tax-deferred basis. Your earnings are not taxed until money is withdrawn from the Contract, such as when you make a withdrawal from or surrender your Contract, or receive an annuity payment from the Contract, or a death benefit is paid.

Contract Adjustments

Daily Value Percentage

Before the end of a Term the value of an Indexed Strategy is equal to the Investment Base increased or decreased by the Daily Value Percentage. If before the end of a Term you take a withdrawal or Surrender the Contract, annuitize, or elect a Performance Lock, or if a Death Benefit becomes payable, the application of the Daily Value Percentage may cause your losses to exceed the -10% Floor or the 50% Downside Participation Rate or you will not receive the benefit of the 10% Buffer or 20% Buffer. You could lose a significant amount of money due to a Daily Percentage adjustment if amounts are removed from an Indexed Strategy before the end of a Term. In extreme circumstances, an Indexed Strategy could have no value before the end of a Term due to the Daily Value Percentage, meaning that you would suffer the loss of 100% of your principal and any prior earnings in that Strategy if, before the end of the Term, you were to Surrender your Contract, annuitize it, or elect a Performance Lock, or a Death Benefit becomes payable.

Market Value Adjustment

During the first six Contract Years, the Market Value Adjustment applies to each withdrawal from an Indexed Strategy, including withdrawals under an automated withdrawal program and withdrawals taken to satisfy a required distribution, but not including withdrawals to pay advisory fees. The Market Value Adjustment does not apply to Death Benefit payments or if you annuitize your Contract. The Market Value Adjustment does not apply to any amount withdrawn from the Purchase Payment Account or Declared Rate Strategy. After the first six Contract Years, the Market Value Adjustment does not apply.

The Market Value adjustment depends on changes in the MVA Index Interest Rate since the Contract Effective Date and the amount of time remaining until the sixth Contract Anniversary and is designed to protect us against interest rate fluctuations and to allow us to invest assets for a longer duration, which supports higher declared interest rates, Caps, Upside Participation Rates, and Trigger Rates. A negative Market Value Adjustment may also reimburse us for contract sales expenses, including distribution, promotion, and acquisition expenses. You could lose a significant amount of money due to a Market Value Adjustment if amounts are removed from an Indexed Strategy before the end of a Term. In extreme cases, a negative Market Value Adjustment could offset 100% of the value of your Indexed Strategies, meaning that you would suffer a complete loss of your principal and any prior earnings held in the Indexed Strategies if you were to take a withdrawal or Surrender the Contract.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT

	Fees, Expenses and Adjustments	Location in Prospectus
Are There Charges or Adjustments for Early Withdrawals?

Yes.

Daily Value Percentage. If before the end of a Term you take a withdrawal (including withdrawals to pay advisory fees) from an Indexed Strategy or Surrender the Contract, annuitize the Contract, make a Performance Lock election, or a Death Benefit becomes payable, the Daily Value Percentage calculation may result in losses in excess of any Floor, Buffer or Downside Participation Rate applicable to the Indexed Strategy. This loss will be greater if you also have to pay taxes and, if before age 59 1⁄2, you are subject to a penalty tax. In extreme circumstances, an Indexed Strategy could have no value before the end of a Term due to the Daily Value Percentage, meaning that you would lose 100% of your principal and prior earnings in that Strategy if, before the end of the Term, you were to Surrender your Contract, annuitize it, or elect a Performance Lock, or a Death Benefit becomes payable. For example, if you allocate $100,000 to an investment option with a 3-year Term and Surrender the Contract before the 3 years have ended, you could lose up to $100,000 of your investment.

Market Value Adjustment. If you take a withdrawal from an Indexed Strategy or Surrender the Contract during the first six Contract Years, the amounts withdrawn of Surrendered may be subject to a Market Value Adjustment, which may be negative and may result in losses in excess of any Floor, Buffer or Downside Participation Rate applicable to the Indexed Strategy. This loss will be greater if you also have to pay taxes and, if before age 59 1⁄2, you are subject to a penalty tax. In extreme circumstances a negative Market Value Adjustment could offset 100% of the value of your Indexed Strategies, meaning that you would suffer a complete loss of your principal and any prior earnings held in the Indexed Strategies if you were to take a withdrawal or Surrender the Contract. For example, if you have an Indexed Strategy value of $100,000 and you Surrender your Contract during the first six Contract Years, you could lose up to $100,000 of your Indexed Strategy value because of the Market Value Adjustment

FEE TABLE CHARGES AND ADJUSTMENTS PRINCIPAL RISKS OF INVESTING IN THE CONTRACT
Are There Transaction Charges?

Yes. In addition to the Daily Value Percentage and Market Value Adjustment, we reserve the right to charge up to $30 annually if you elect to receive Automatic Withdrawals. We do not currently charge for Automatic Withdrawals.

FEE TABLE CHARGES AND ADJUSTMENTS
Are There Ongoing Fees and Expenses?

No.

There is an implicit ongoing fee on Indexed Strategies to the extent that your participation in Index gains is limited by the Company through the use of a Cap, Upside Participation Rate, or Trigger Rate. This means that your returns may be lower than the Index’s returns. In return for accepting this limit on Index gains, you will receive some protection from Index losses.

Additionally, withdrawals from your Account Value to pay advisory fees are not reflected. If such fees were reflected, ongoing fees and expenses would be higher.

FEE TABLE APPENDIX A: INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT

	RISKS	LOCATION IN PROSPECTUS
Is There a Risk of Loss from Poor Performance?

Yes. You can lose money by investing in the Contract including loss of principal and previous earnings.

Under the Indexed Strategies, the maximum amount of loss you may experience due to negative Index performance at the end of a Term would be: 90% loss for a 10% Buffer Strategy; 80% loss for a 20% Buffer Strategy; or 10% loss for a -10% Floor Strategy. At the end of a Term for a Downside Participation Rate Strategy, you could lose up to 50% of your original principal and prior earnings. Losses exceeding these amounts may happen before the end of a Term. We will always offer an Indexed Strategy with a -10% Floor Rate.

PRINCIPAL RISKS OF INVESTING IN THE CONTRACT
Is this a Short-Term Investment?

No. The Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash.

•  Amounts withdrawn from the Contract may result in taxes and, if before age 59 1⁄2, may be subject to a penalty tax.

•  Amounts removed from an Indexed Strategy or from the Contract before the end of a Term may also result in a negative Daily Value Percentage and loss of positive Index performance. In extreme circumstances, an Indexed Strategy could have no value before the end of a Term due to the Daily Value Percentage, meaning that you would lose 100% of your principal and prior earnings in that Strategy if, before the end of the Term, you were to Surrender your Contract, annuitize it, or elect a Performance Lock, or a Death Benefit becomes payable.

•  Amounts removed from an Indexed Strategy or from the Contract before the end of a Term may also result in a negative Market Value Adjustment and loss of positive Index performance. In extreme circumstances, a negative Market Value Adjustment could offset 100% of the value of your Indexed Strategies, meaning that you would suffer a complete loss of your principal and prior earnings.

•  At the end of a Term, ending values of the Strategies for that Term will be reallocated according to your instructions. If you do not send us a reallocation request, your current allocations will automatically continue in the new Term as long as the same Index Strategies are available. If an amount cannot be applied to a new Term of that same Indexed Strategy because the Strategy will not be available or because the amount is under the minimum or over the maximum for that Strategy, we will reallocate that amount to another Crediting Strategy as described in the Default Strategy Allocations section of this prospectus.

PRINCIPAL RISKS OF INVESTING IN THE CONTRACT DEDUCTIONS AND ADJUSTMENTS STRATEGY SELECTIONS AT TERM END DEFAULT STRATEGY ALLOCATIONS
What Are the Risks Associated with the Investment Options?

An investment in the Contract is subject to the risk of poor investment performance and can vary depending on the performance of the Indexed Strategies available under the Contract. Each Investment Option (including the Declared Rate Strategy) will have its own unique risks. You should review the available Investment Options before making an investment decision.

The Cap, Upside Participation Rate and Trigger Rate may limit positive Index returns (e.g., limited upside). You may earn less than the Index returns due to the Cap, Upside Participation Rate or Trigger Rate.

•  The gain for a Term of an Indexed Strategy with a Cap is limited to the Cap. For example, if the Index return over the Term is 16% and the Cap for the Strategy is 10%, the gain for the Term is limited to 10%.

•  The gain for a Term of an Indexed Strategy with an Upside Participation Rate is limited by the Upside Participation Rate. For example, if the Index return over the Term is 16% and the Upside Participation Rate for the Strategy is 75%, the gain for the Term is limited to 12% (75% of the increase in the value of the Index).

PRINCIPAL RISKS OF INVESTING IN THE CONTRACT INDEXED STRATEGIES

	RISKS	LOCATION IN PROSPECTUS

•  The gain for a Term of an Index Strategy with a Trigger Rate is limited to the Trigger Rate. For example, if the index return over the Term is 16% and the Trigger Rate for the Strategy is 11%, the gain for the Term is limited to 11% (the Trigger Rate).

The Downside Participation Rate, Buffer or Floor will limit negative Index returns (e.g., limited protection in the case of market decline). For example:

•  The loss for a Term of an Indexed Strategy with a Downside Participation Rate is limited by the Downside Participation Rate. For example, if the Index return over the Term is -18% and the Downside Participation Rate is 50%, the loss for the Term is limited to 9% (50% of the negative Index change).

•  The loss for a Term of an Indexed Strategy with a Buffer is limited to the portion of the loss which exceeds the Buffer. For example, if the Index return over the Term is -18% and the Buffer is 10%, the loss for the Term is limited to 8% (the amount that exceeds the Buffer).

•  The loss for a Term of an Indexed Strategy with a Floor is limited to the Floor. For example, if the Index return is -18% and the floor is -10%, the loss for the Term is limited to -10% (the maximum loss under the Floor).

Each Index other than the First Trust Barclays Edge Index is a “price return index,” not a “total return index,” and therefore does not reflect the dividends paid on the securities composing the Index. This will reduce the Index return for those Indices and will cause their Index returns to underperform a direct investment in the securities composing the Index. The First Trust Barclays Edge Index deducts fees and costs when calculating Index performance, which will also reduce the Index return and cause their Index returns to underperform a direct investment in the securities composing the Index.

What Are the Risks Related to the Insurance Company?	An investment in the Contract is subject to the risks related to the Company. Any obligations (including obligations under the Indexed Strategies and the Declared Rate Strategy), guarantees, or benefits are subject to the claims paying ability of the Company. Additional information about the Company, including its financial strength ratings, is available upon request by calling 1-800-789-6771.	PRINCIPAL RISKS OF INVESTING IN THE CONTRACT

	RESTRICTIONS	LOCATION IN PROSPECTUS
Are There Limits on the Investment Options?

Yes.

Purchase Payments.

•  Additional Purchase Payments after the Initial Purchase Payment are only permitted during the purchase payment period, which ends two months after the Contract Effective Date. Unless we agree, an additional Purchase Payment cannot be less than the minimum set out in the Contract Specifications section of your Contract, and cannot cause the total Purchase Payments to exceed the maximum set out in the Contract Specifications section of your Contract.

Transfers and Reallocations.

•  You cannot reallocate your value among Crediting Strategies during a Term.

Investment Restrictions.

•  Purchase Payments allocated to the Declared Rate Strategy cannot exceed the 12% Allocation Limit.

•  The 6-Year Indexed Strategies are only available for a Term that starts in the first Contract Year.

•  The 3-Year Indexed Strategies are available for Terms that begin on or before the fourth Contract Year.

Our right to change the Indexed Strategies or Indexes

•  In the future, we may offer new Indexed Strategies. Any new Buffer Strategy will offer protection against loss at least equal to a 5% Buffer. Any new Floor Strategy will offer protection against loss at least equal to a -20% Floor. Any new Downside Participation Rate Strategy will offer protection against loss at least equal to a 75% Downside Participation Rate.

•  For each future Terms, we may modify the Positive Return Factor rate for any Indexed Strategy.

•  At the end of a Term, we may stop offering any Indexed Strategy other than the S&P 500 1-Year -10% Floor with Cap Indexed Strategy, which will always be available.

PURCHASING THE CONTRACT INITIAL STRATEGY SELECTION DEFAULT STRATEGY ALLOCATIONS INDEX REPLACEMENT

• For future Terms, we may impose minimum or maximum allocations on an Indexed Strategy. No minimum or maximum shall apply to the S&P 500 1-Year -10% Floor with Cap Indexed Strategy.

•  We have the right to replace or adjust an Index or rate, or the specified market to measure it, if the external market index or rate stops being published or the publication schedule is changed, the calculation of the external market index or rate is changed significantly, the investment fund terminates or there is a significant change in its investment objectives, strategies, or operations, the investment fund or commodity stops being traded on a specified market or the specified market declines in importance, we lose our license or permission to use the index or rate, we determine that hedging instruments are difficult to acquire or the cost of hedging becomes excessive, or under other circumstances approved by the Interstate Insurance Product Regulation Commission. We may do so at the end of a Term or during a Term. The performance of the new or adjusted Index may not be as good as the performance of the old Index. As a result, funds allocated to an Indexed Strategy may earn a return that is lower than the return they would have earned or experience losses greater than the losses they would have experienced if there had been no replacement or adjustment.

Are There Restrictions on Contract Benefits?

Yes.

•  A withdrawal must be at least $500, and cannot reduce the Account Value to less than the Minimum Required Value set out in the Contract Specifications section of your Contract. The $500 minimum withdrawal amount does not apply to withdrawals to pay advisory fees.

•  An annuitization cannot occur before the first Contract Anniversary. An annuitization for a fixed period cannot be for less than the Minimum Fixed Period Payout set out in the Contract Specifications section of your Contract. Payment amounts under any option must be at least $50 or such higher amount as we may set from time to time.

•  A withdrawal will reduce the amount payable upon Surrender, applied to the Annuity Payout Benefit, or payable as the Death Benefit.

•  If you elect a Performance Lock, you will not be able to reallocate the locked value until the end of a Term.

•  If you make a Performance Lock election for an Indexed Strategy with a 3-year Term or a 6-year Term, the Term will always end on the next anniversary of the Term start date even if it otherwise would have continued for one or more additional years.

DEATH BENEFIT ANNUITY PAYOUT BENEFIT INDEXED STRATEGY VALUE AFTER PERFORMANCE LOCK ELECTION

	TAXES	LOCATION IN PROSPECTUS
What Are the Contract’s Tax Implications?	You should consult with a tax professional to determine the tax implications of an investment in and purchase payments received under the Contract. There is no additional tax benefit to you if the Contract is purchased through a tax-qualified plan or individual retirement account (IRA). Generally, withdrawals will be subject to ordinary income tax, and if before age 59 1⁄2, may be subject to a penalty tax.	FEDERAL TAX CONSIDERATIONS

	CONFLICTS OF INTEREST	LOCATION IN PROSPECTUS
How Are Investment Professionals Compensated?	Some investment professionals may receive compensation for selling the Contract to you. The investment professional providing services to you is compensated by advisory fees based on your agreement with your investment professional. You should ask your investment professional about the advisory fees to be charged in connection with the investment adviser services to be provided, including the amount and timing of those fees, and whether it expects fees to be taken from this Contract or from other assets under management. We may also pay compensation, in certain circumstances referred to as “override” compensations, or reimbursements to wholesaling broker-dealers or other firms or intermediaries in return for wholesaling services such as providing marketing and sales support, transaction processing, product training, and administrative services to the Selling Agents or Selling Broker-Dealers. These investment professionals may have a financial incentive to offer or recommend the Contract over another investment.	DISTRIBUTION OF THE CONTRACTS
Should I Exchange My Contract?	Some investment professionals may have a financial incentive to offer you a new contract in place of the one you already own. You should only exchange your existing contract if you determine, after comparing the features, fees, and risks of both contracts, and any fees or penalties to terminate the existing contract, that it is preferable for you to purchase the new contract rather than continue to own your existing contract. Some investment professionals may have a financial incentive to offer you a new Contract to replace of your existing contract.	DISTRIBUTION OF THE CONTRACTS

BENEFITS AVAILABLE UNDER THE CONTRACT

The following table summarizes the information about the benefits available under the contract.

Standard Benefits
Name of Benefit	Purpose	Current Charge	Maximum Charge	Brief Description of Restrictions / Limitations
Death Benefit Return of Premium Guarantee	Pays a Death Benefit Amount of the greater of the Account Value or the Return of Premium Guarantee Amount if the Owner dies during the Accumulation Period	No charge	N/A

•  Only available during Accumulation Period

•  Withdrawals may result in a reduction of the Return of Premium Guarantee that is greater than the amount of the withdrawal

•  If the Death Benefit value becomes payable before the end of a Term, it will be subject to a Daily Value Percentage adjustment, or the locked Daily Value percentage if you have made a Performance Lock election

Extended Care Waiver	Surrender or withdrawal may be made without a Market Value Adjustment if the Owner is confined to a qualifying licensed hospital or long-term care facility for at least 90 days	No charge	N/A	• Only available during the Accumulation Period • First day of confinement must be at least one year after the Contract Effective Date • Not available in all states
Terminal Illness Waiver	Surrender or withdrawal may be made without a Market Value Adjustment if the Owner is diagnosed with a terminal illness by a physician	No charge	N/A

•  Only available during the Accumulation Period

•  The diagnosis must be rendered more than one year after the Contract Effective Date

•  The Owner’s life expectancy must be less than 12 months from the date of diagnosis

•  Not available in all states

Performance Lock	Permits you to lock in the Daily Value Percentage of an Indexed Strategy before the end of the Term.	No charge	N/A

•  Only available during the Accumulation Period

•  May only be used with S&P 500 Indexed Strategies (excluding Trigger Strategies), the Russell 2000 Indexed Strategies, and the First Trust Barclay’s Edge Indexed Strategies

•  You may only make a Performance Lock election for an eligible Indexed Strategy once per Term.

•  A Performance Lock for an Indexed Strategy with a 3- or 6-year term will always cause the Term to end on the next anniversary of the Term, regardless of how many years are left in the Term

•  If you elect a Performance Lock, you will not be able to reallocate the locked value until the end of a Term.

Automated Withdrawals	Permits automated withdrawals from the Contract	No charge	$30 annually

•  Only available during the Accumulation Period

•  Automated Withdrawals during the first six Contract Years may be subject to a Market Value Adjustment

•  Automated Withdrawals taken before the end of a Term will be subject to a Daily Value Percentage adjustment

•  Automated withdrawals will reduce the amount available under the Free Withdrawal Allowance

•  Automated withdrawals could result in significant loss due to taxes and reduce your ability to take full advantage of any positive Index performance at the end of a Term

•  We may discontinue Automated Withdrawals at any time

BUYING THE CONTRACT

You may purchase a Contract only through a registered representative of a broker-dealer that has a selling agreement with our affiliated underwriter, MM Ascend Life Investor Services, LLC.

Any Owner or Annuitant must be age 80 or younger on the Contract Effective Date. To determine eligibility, we will use the person’s age on his/her last birthday. We may make exceptions with respect to the maximum issue age in our discretion.

The Contract is not available in all states. To find out if it is available in the state where you live, ask your registered representative. The Contract may not be available for purchase during certain periods. There are a number of reasons why the Contract periodically may not be available, including that we may want to limit the volume of sales of the Contract. You may wish to speak to your registered representative about how this may affect your purchase. For example, in order to purchase the Contract, you may be required to submit your application prior to a specific date. In that case, if there is a delay because your application is incomplete or otherwise not in good order, you might not be able to purchase the Contract. Your broker-dealer may impose conditions on the purchase of the Contract, such as a lower maximum issue age, than we or other selling firms impose. In addition, Selling Broker-Dealers may not make certain indexed strategies available. If you have any questions, you should contact your Selling Agent or his or her Selling Broker Dealer. We reserve the right to reject any application at our discretion. We also reserve the right to discontinue the sale of the Contracts at any time.

Purchase Payments

The Contract is a modified single premium annuity contract. This means you may make one or more Purchase Payments during the purchase payment period. The purchase payment period begins on the Contract Effective Date. It will end two months after the Contract Effective Date.

The initial Purchase Payment must be at least $25,000. Unless we agree, each additional Purchase Payment must be at least $10,000. You will need our prior approval if you want to make total Purchase Payments of more than $1,500,000.

We must receive your initial Purchase Payment on or before the Contract Effective Date. We must receive each additional Purchase Payment on or before the last day of the purchase payment period. We will not accept any Purchase Payment that we receive after the date that the Contract is cancelled or Surrendered or after a death for which a Death Benefit is payable. We deem Purchase Payments mailed to our post office box at P.O. Box 5423, Cincinnati OH 45201-5423, as received by us at our administrative office when the Purchase Payment or the paperwork reaches the applicable processing department located at 191 Rosa Parks Street, Cincinnati OH 45202.

We reserve the right to refuse a Purchase Payment made in the form of a personal check in excess of $100,000. We may accept a Purchase Payment over $100,000 made in other forms, such as EFT/wire transfers, or certified checks or other checks written by financial institutions. We will not accept a Purchase Payment(s) made with cash, money orders, or traveler’s checks.

Exchanges, Transfers, or Rollovers

If you own an annuity or tax-qualified account, you may be able to exchange it for an Index Achiever Advisory annuity, directly transfer it to an Index Achiever Advisory annuity, or roll it over to an Index Achiever Advisory annuity without paying taxes. Before you do, compare the benefits, features, and costs of each annuity or account. You may pay an early withdrawal charge under the old annuity or account. You may pay a Market Value Adjustment, which could be negative and could result in significant loss, if you later take withdrawals from your Index Achiever Advisory annuity in excess of the amount in the Declared Rate Strategy. Please note that some financial professionals may have a financial incentive to offer this Contract in place of the one the investor already owns. Ask your registered representative whether an exchange, transfer, or rollover would be advantageous, based on the features, benefits, and charges of the Index Achiever Advisory annuity.

If you purchase your Contract with an exchange, transfer, or rollover, a delay in processing the exchange, transfer, or rollover may delay the issuance of your new Contract or prevent the application of additional Purchase Payments to your new Contract.

You should only exchange your existing contract for this Contract if you determine after comparing the features, fees, and risks of both contracts that it is preferable for you to purchase this Contract rather than continuing to own your existing contract.

Application of Purchase Payments

Each Purchase Payment will be held in the Purchase Payment Account until it is applied to a Crediting Strategy on a Strategy Application Date pursuant to your instructions. On each Strategy Application Date, we will apply the then current balance of the Purchase Payment Account to the Crediting Strategies you selected.

We will credit interest daily on amounts held in the Purchase Payment Account at the annual effective rate set out in your Contract. This rate will be at least 0.15%.

In certain states, we are required to give back your Purchase Payment(s) if you decide to cancel your Contract during the free look period. If we are required by law to refund your Purchase Payment(s), we reserve the right to hold your Purchase Payment(s) in the Purchase Payment Account until the first Strategy Application Date on or after the end of the free look period. For those States, if you cancel your Contract before that Strategy Application Date, we will refund your Purchase Payment(s) but you will forfeit any interest credited to the Purchase Payment Account or other increase in Account Value.

Purchase Payment Account Value

On any day, the value of the Purchase Payment Account is equal to:

•	Purchase Payments received by us plus interest earned daily; minus

•	the premium tax or other tax that may apply to the Purchase Payments; and minus

•	each withdrawal taken from the Purchase Payment Account since the last Strategy Application Date.

Unforeseen Processing Delays

We are exposed to risks related to natural and man-made disasters and catastrophes, such as (but not limited to) storms, fires, floods, earthquakes, public health crises, malicious acts, and terrorist acts, any of which could adversely affect our ability to conduct business. A natural or man-made disaster or catastrophe, including a pandemic (such as the COVID-19 pandemic), could affect the ability or willingness of our employees or the employees of our service providers to perform their job responsibilities. While many of our employees and the employees of our service providers are able to work remotely, those remote work arrangements may result in our business operations being less efficient than under normal circumstances and could lead to delays in our processing of contract-related transactions, including orders from contract owners. Catastrophic events may negatively affect the computer and other systems on which we rely, impact our ability to calculate values under your Contract, or have other possible negative impacts. There can be no assurance that our service providers will be able to successfully avoid negative impacts associated with natural and man-made disasters and catastrophes.

A processing delay will not affect the effective date as of which we process transactions, including orders from contract owners, the date that a Term begins or ends, or the values used to process the transaction.

Right to Cancel (Free Look)

If you change your mind about owning the Contract, you may cancel it within 20 days after you receive it. If you purchase this Contract to replace an existing annuity contract or life insurance policy, you have 30 days after you receive it. This is known as a “free look.” The right to cancel period may be longer in some states.

To cancel your Contract, you must submit your request to cancel to the producer who sold it or send it to us at P.O. Box 5423, Cincinnati, OH 45201-5423. If sent to us by mail, it is effective on the date postmarked with proper address and postage paid. Your request to cancel must be in writing and signed by you.

If you cancel your Contract, you will receive a refund. The amount of the refund will depend on when you purchased your Contract and where you live. When you cancel the Contract within this free look period, we will not assess a Market Value Adjustment on the amount to be refunded. There may be tax consequences if you cancel the Contract. You should seek advice on tax questions based on your particular circumstances from a tax advisor.

Refund Amount if your Contract Effective Date is on or after May 7, 2025

If you cancel your Contract, you will receive a refund equal to your Purchase Payment(s), but you will forfeit any interest credited to the Purchase Payment Account or other increase in the Account Value. We reserve the right to hold your Purchase Payment(s) in the Purchase Payment Account until the first Strategy Application Date on or after the end of the free look period.

“Appendix C: State Variations” in the prospectus contains a summary of the state law provisions related to the free look period and the required refund amount that apply in certain states on or after May 7, 2025.

Refund Amount if your Contract Effective Date is before May 7, 2025

•

If you cancel your Contract and you live in a state where we are required to refund your Purchase Payment(s), you will receive a refund equal to your Purchase Payment(s), but you will forfeit any interest credited to the Purchase Payment Account or other increase in the Account Value. We reserve the right to hold your Purchase Payment(s) in the Purchase Payment Account until the first Strategy Application Date on or after the end of the free look period.

•

If you cancel your Contract and you live in a state where we are required to refund the Account Value of your Contract, you will receive the Account Value on the day that we receive your cancellation Request in Good Order. If the Account Value includes the value of an Indexed Strategy, that Strategy value will reflect the applicable Daily Value Percentage. The amount you receive may be more or less than your Purchase Payment(s) depending upon any interest earned by your Contract and the value of your Indexed Strategies. This means that you bear the risk of any decline in the Account Value of your Contract before we receive your cancellation request.

No Market Value Adjustments will apply to the amount refunded. Unless required by state law, we do not refund any Market Value Adjustments assessed during the free look period that relate to a withdrawal taken before you cancel the Contract.

“Appendix C: State Variations” in the prospectus contains a summary of the state law provisions related to the free look period and the required refund amount that apply before May 7, 2025.

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT

Surrender

You may Surrender your Contract at any time before the earlier of: (1) the Annuity Payout Initiation Date; or (2) a death for which a Death Benefit is payable. The right to Surrender may be restricted if your Contract is purchased under an employer plan subject to IRC Section 401 (pension, profit sharing, and 401(k) plans), IRC Section 403(b) (tax-sheltered annuity plans), or IRC Section 457(b) (governmental deferred compensation plans).

The amount paid upon Surrender is the Surrender Value. If you Surrender your Contract on a day that is not the end of a Term, the Surrender Value is based on the Daily Value Percentage of each Indexed Strategy (or the locked Daily Value Percentage if you have made a Performance Lock election). The Daily Value Percentage could be negative, which could result in significant loss, even if the Index has risen since the start of the Term.

The amount paid on Surrender is subject to income tax to the extent that it represents Contract earnings or pre-tax contributions. If received before age 59 1⁄2, the taxable portion of the amount paid on Surrender may also be subject to an additional 10% federal penalty tax.

A Surrender must be made by a Request in Good Order. If you Surrender your Contract, the Contract terminates.

Withdrawals

You may take a withdrawal, including a withdrawal to pay advisory fees, from your Contract at any time before the earliest of: (1) the Annuity Payout Initiation Date; (2) a death for which a Death Benefit is payable; or (3) the date that this Contract is Surrendered. The right to withdraw may be restricted if your Contract is purchased under an employer plan subject to IRC Section 401 (pension, profit sharing, and 401(k) plans), IRC Section 403(b) (tax-sheltered annuity plans), or IRC Section 457(b) (governmental deferred compensation plans).

A withdrawal must be made by a Request in Good Order. The amount of any withdrawal must be at least $500 unless the withdrawal is taken to pay advisory fees. If the withdrawal would reduce the Account Value to less than the minimum value of $5,000, we will treat the withdrawal request as a request to withdraw the maximum amount that may be taken without reducing your Account Value to less than $5,000.

We will withdraw funds from your Account Value as of the date on which we receive your Request in Good Order or any later specified effective date. You may designate the Crediting Strategy or Strategies from which a withdrawal will be taken by a Request in Good Order prior to the date of the withdrawal. If you do not make a designation, we will take the withdrawal from the Crediting Strategies in the following order:

•	first proportionally from funds, if any, that then qualify for a waiver of the Market Value Adjustment pursuant to the provisions of a Crediting Strategy endorsement;

•	then from the Purchase Payment Account;

•	then proportionally from funds held under the Declared Rate Strategy; and

•	proportionally from Indexed Strategies having the shortest Term.

Effect of Withdrawals

A withdrawal (including any withdrawals to pay advisory fees) reduces the Account Value, which in turn reduces the amount payable upon Surrender, applied to the Annuity Payout Benefit, or payable as the Death Benefit. In addition, a withdrawal will proportionally reduce the Return of Premium Guarantee for the Death Benefit.

A withdrawal from an Indexed Strategy during the first six Contract Years (other than to pay advisory fees) will be subject to a Market Value Adjustment, which could be negative and could result in significant loss. When you request a withdrawal that may be subject to a Market Value Adjustment, you must tell us whether we are to adjust the amount we pay to you by the Market Value Adjustment, or whether we should pay you the specific amount and adjust your remaining Account Value to pay a negative Market Value Adjustment or receive the benefit of a positive Market Value Adjustment.

If a withdrawal and any related Market Value Adjustment is taken from an Indexed Strategy before the end of a Term, the reduction in the Strategy value is determined by the Daily Value Percentage on the date of the withdrawal. The Investment Base used to calculate the Strategy value through the end of that Term will also be reduced. The reduction in the Investment Base for a withdrawal and any related Market Value Adjustment is proportional to the reduction in the Strategy value. If the Daily Value Percentage is negative, these proportional reductions could be significantly larger than the dollar amount of the withdrawal. A reduction in the Investment Base will limit the effect of any rise or fall in the Index for the remainder of the Term.

The amount withdrawn is subject to income tax to the extent that it represents Contract earnings or pre-tax contributions. If received before age 59 1⁄2, the taxable portion of a withdrawal may also be subject to an additional 10% federal penalty tax.

Automated Withdrawals

You may elect to withdraw money from your Contract under any automated withdrawal program that we offer. Your Account Value must be at least $10,000 in order to make an automated withdrawal election. The minimum amount of each automated withdrawal payment is $100. Automated withdrawals will be taken from the Purchase Payment Account and Indexed Strategies of your Contract in the same order as any other withdrawal.

The Contract is intended for long-term investment purposes and the Contract and its Indexed Strategies may not be appropriate for investors who plan to take withdrawals (including automated withdrawals and required minimum distributions) during the first six Contract Years, because of the assessment of Market Value Adjustments, or who plan to take withdrawals during Indexed Strategy Terms, because of the application of the Daily Value Percentage.

Subject to the terms and conditions of the automated withdrawal program, you may begin or discontinue automated withdrawals at any time. You must give us at least 30 days’ notice to change any automated withdrawal instructions that are currently in place. Any request to begin, discontinue or change automated withdrawals must be a Request in Good Order. We reserve the right to discontinue offering automated withdrawals at any time.

Currently, we do not charge a fee to participate in an automated withdrawal program. However, we reserve the right to impose an annual fee in such amount as we may then determine to be reasonable for participation in the automated withdrawal program. If imposed, the fee will not exceed $30 annually.

Before electing an automated withdrawal, you should consult with your registered investment advisor.

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Automated withdrawals during a Term from an Indexed Strategy will systematically reduce the Investment Base, which will reduce any subsequent increase in the Strategy value due to a positive Daily Value Percentage during that Term or a rise in the applicable Index at the end of that Term. Such reductions could be significant.

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Unless a waiver applies, an automated withdrawal taken from an Indexed Strategy may be subject to a Market Value Adjustment, which could be negative and could result in significant loss, during the first six Contract Years.

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If taken from an Indexed Strategy before the end of a Term, the value of an Indexed Strategy on an automated withdrawal date will reflect the Daily Value Percentage on that date. Any Strategy value before the end of a Term will almost always be less, perhaps significantly less, than the value suggested by the rise or fall of the Index. In extreme circumstances, an Indexed Strategy may have no value before the end of a Term due to the Daily Value Percentage, meaning that you would suffer the loss of 100% of your principal and any prior earnings in that Strategy if, before the end of the Term, you were to Surrender your Contract, annuitize it, or elect a Performance Lock, or a Death Benefit becomes payable.

•	Automated withdrawals could result in significant loss due to taxes and reduce your ability to take full advantage of any positive Index performance at the end of a Term.

Withdrawals to Pay Advisory Fees

You may authorize withdrawals from your Contract to pay advisory fees to a registered investment advisor with respect to the management of your Contract. Those fees cannot exceed 1.5% of the Account Value per year. The fees must relate only to investment advice rendered in connection with the Contract.

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Based on a private letter ruling issued by the IRS to the Company and similar private letter rulings issued to other annuity providers, we will not report a withdrawal to pay advisory fees as taxable income to you if the conditions of the rulings are satisfied. However, tax laws are subject to change, and it is possible that in the future a withdrawal to pay fees could be subject to federal and state income taxes, and if you are under age 59 1⁄2, to a 10% federal penalty tax.

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If the conditions of the rulings are not satisfied, we will report a withdrawal to pay advisory fees as taxable income to you, and your withdrawal may be subject to federal and state income taxes, and if you are under age 59 1⁄2, to a 10% federal penalty tax.

Withdrawals to pay advisory fees are treated like other withdrawals from the Contract, except that withdrawals to pay advisory fees are not subject to a Market Value Adjustment even if taken from an Indexed Strategy.

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Withdrawals to pay advisory fees will be taken from the Purchase Payment Account, then from the Declared Rate Strategy, and then from the Indexed Strategies of your Contract in the same order as any other withdrawal.

•	Withdrawals to pay advisory fees reduce the Account Value, which in turn reduces the amount payable upon Surrender, applied to the Annuity Payout Benefit, or payable as the Death Benefit.

•	Withdrawals to pay advisory fees will proportionally reduce the Return of Premium Guarantee for the Death Benefit.

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If taken from an Indexed Strategy before the end of a Term, the reduction in the value of an Indexed Strategy due to a withdrawal to pay advisory fees will be determined by the Daily Value Percentage on the date of the withdrawal.

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If taken from an Indexed Strategy before the end of a Term, a withdrawal to pay advisory fees will proportionally reduce the Investment Base used to calculate changes in the value of the Indexed Strategy through the end of that Term, which may limit the effect of a further rise or fall in the Index.

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Given the adverse consequences of withdrawing advisory fees from Indexed Strategies before the end of the Term, prior to authorizing the payment of advisory fees from your Contract values, please consult with your registered investment advisor about whether there are sufficient funds in the Declared Rate Strategy to pay those fees, and whether you should pay such fees from other assets.

Exchanges, Transfers, and Rollovers

An amount paid on a withdrawal or Surrender may be paid to or for another annuity or tax-qualified account in a tax-free exchange, transfer, or rollover to the extent allowed by Federal tax law.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees, expenses and adjustments that you will pay when buying, owning, and surrendering or making withdrawals from an Indexed Strategy or from the Contract. Please refer to the Contract Specifications section of your Contract for information about the specific fees you will pay each year based on the options you have elected. These tables do not reflect any advisory fees that you may choose to have withdrawn from this Contract. If advisory fees were reflected, fees and expenses would be higher.

The first table describes the fees and expenses you will pay at the time that you buy the Contract, surrender or make withdrawals from an Indexed Strategy or the Contract, or transfer Account Value between Crediting Strategies. State premium taxes may also be deducted.

Transaction Expenses	Maximum
Automated Withdrawals	$30 annually

The next table describes the adjustments, in addition to any transaction expenses, that apply if all or a portion of the Account Value is removed from an Indexed Strategy before the expiration of Term.

Adjustments
Daily Value Percentage adjustment Maximum Potential Loss (as a percentage of Strategy Value)	100%
Market Value Adjustment Maximum Potential Loss (as a percentage of Account Value minus the value of the Declared Rate Strategy)	100%

In addition to the fees described above, the Positive Return Factors may limit the amount you can earn on the Indexed Strategies. This means your returns may be lower than the Index’s returns. In return for accepting this limit on Index gains, you will receive some protection from Index losses.

APPENDIX A: INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT

The following is a list of Indexed Strategies currently available under the Contract. We may change the features of the Indexed Strategies listed below (including the Index and the current limits on Index gains and losses), offer new Indexed Strategies, and terminate existing Indexed Strategies. We will provide you with written notice before making any changes other than changes to current limits on Index gains. Information about current limits on Index gains is available at www.massmutualascend.com/RILArates. For additional information about the features of the Indexed Strategies, please see the Indexed Strategies section in the prospectus.

Note: If amounts are removed from an Indexed Strategy before the end of its Term, we will apply the Daily Value Percentage. This may result in a significant reduction in your Strategy value that could exceed any protection from Index loss that would be in place if you held the option until the end of the Term. You may not be able to invest in certain Indexed Strategies, as noted below.

Index	Type of Index	Term	Current Limit on Index Loss (if held until end of Crediting Period)	Minimum Limit on Index Gain (for the life of the Indexed Strategy)	Performance Lock
S&P 500® [1]	Market Index	1 Year	-10% Floor	1% Cap	Available
S&P 500® [1]	Market Index	1 Year	10% Buffer	1% Cap	Available
S&P 500® [1]	Market Index	1 Year	10% Buffer	0.5% Trigger Rate	N/A
S&P 500® [1]	Market Index	1 Year	10% Buffer	0.5% Dual Performance Trigger Rate	N/A
S&P 500® [1]	Market Index	1 Year	20% Buffer	1% Cap	Available
S&P 500® [1]	Market Index	1 Year	20% Buffer	0.5% Trigger Rate	N/A
S&P 500® [1]	Market Index	1 Year	50% Downside Participation Rate	5% Upside Participation Rate	Available
S&P 500® [1]	Market Index	3 Years	10% Buffer	5% Upside Participation Rate	Available
S&P 500® [1]	Market Index	3 Years	20% Buffer	5% Upside Participation Rate	Available
S&P 500® [1]	Market Index	6 Years	10% Buffer	5% Upside Participation Rate	Available
S&P 500®* 1	Market Index	6 Years	20% Buffer	5% Upside Participation Rate	Available
iShares MSCI EAFE ETF [2]	ETF	1 Year	10% Buffer	1% Cap	N/A
iShares MSCI EAFE ETF [2]	ETF	1 Year	50% Downside Participation Rate	5% Upside Participation Rate	N/A
iShares U.S. Real Estate ETF [3]	ETF	1 Year	10% Buffer	1% Cap	N/A
iShares U.S. Real Estate ETF [3]	ETF	1 Year	50% Downside Participation Rate	5% Upside Participation Rate	N/A
SDPR Gold Shares ETF [4]	ETF	1 Year	50% Downside Participation Rate	5% Upside Participation Rate	N/A
SDPR Gold Shares ETF [4]	ETF	1 Year	10% Buffer	1% Cap	N/A
First Trust Barclays Edge* [5]	Market Index	1 Year	10% Buffer	5% Upside Participation Rate	Available
First Trust Barclays Edge* [5]	Market Index	1 Year	50% Downside Participation Rate	5% Upside Participation Rate	Available
Russell 2000** [6]	Market Index	1 Year	10% Buffer	1% Cap	Available
Russell 2000** [6]	Market Index	1 Year	20% Buffer	1% Cap	Available

Russell 2000** [6]	Market Index	3 Years	10% Buffer	5% Upside Participation Rate	Available
Russell 2000** [6]	Market Index	3 Years	20% Buffer	5% Upside Participation Rate	Available
Russell 2000* [6]	Market Index	6 Years	10% Buffer	5% Upside Participation Rate	Available†
Russell 2000* [6]	Market Index	6 Years	20% Buffer	5% Upside Participation Rate	Available†

*	These Strategies are not available for Contracts issued in Missouri before May 7, 2025.
**	These Strategies are not available for Contracts issued before May 7, 2025.
†	Performance Lock for the Russell 2000 6-Year Indexed Strategies is not available for Contracts with a Contract Effective Date before May 7, 2025.
[1]

The S&P 500 Index is a “price return index,” not a “total return index,” and therefore does not reflect dividends paid on the securities composing the Index. This will reduce the Index return and cause the Index to underperform a direct investment in the securities composing the Index.

[2]

The iShares MSCI EAFE ETF Index deducts fees and costs when calculating Index performance. This will reduce the ETF’s return and cause the ETF to underperform a direct investment in the securities composing the ETF.

[3]

The iShares US Real Estate ETF Index deducts fees and costs when calculating Index performance. This will reduce the ETF’s return and cause the ETF to underperform a direct investment in the securities composing the ETF.

[4]	The SPDR Gold Shares ETF Index deducts fees and costs when calculating Index performance. This will reduce the ETF’s return and cause the ETF to underperform a direct investment in gold bullion.
[5]

The First Trust Barclays Edge Index deducts fees and costs when calculating Index performance. This will reduce the Index’s return and cause the Index to underperform a direct investment in the securities composing the Index.

[6]

The Russell 2000® Index is a “price return index,” not a “total return index,” and therefore does not reflect dividends paid on the securities composing the Index. This will reduce the Index return and cause the Index to underperform a direct investment in the securities composing the Index.

Possible Changes in Indexed Strategies. The S&P 500 1-Year -10% Floor with Cap Indexed Strategy will always be available. At the end of a Term, we may stop offering any other Indexed Strategy. Consequently, any other Indexed Strategy listed above may not be available after the end of the initial Term. We have the right to replace the Index associated with an Indexed Strategy under certain circumstances.

In the future, we may offer new Indexed Strategies. Any new Buffer Strategy will offer protection against loss at least equal to a 5% Buffer. Any new Floor Strategy will offer protection against loss at least equal to a -20% Floor. Any new Downside Participation Rate Strategy will offer protection against loss at least equal to a 75% Downside Participation Rate.

Positive return factors can change from one Term to the next, subject to the following minimum rates: A Cap will never be lower than 1%, an Upside Participation Rate will never be lower than 5%, and a Trigger Rate will never be lower than 0.5%. Indexed Strategies that may be available in the future may earn a return that is lower than the return your investments would have earned if they had been invested in the other Indexed Strategies that are currently available. In addition, any reduction in the available number of Indexed Strategies may reduce your opportunity to increase your Contract value.

The following lists the Fixed Account Option currently available under the Contract. We may change the features of the Fixed Account Option listed below, offer new Fixed Account Options, and terminate existing Fixed Account Options. We will provide you with written notice before doing so.

Name	Term	Minimum Guaranteed Interest Rate
Declared Rate Strategy	1 year	0.15%

The interest rate for the Declared Rate Strategy Rate will never be less than the guaranteed minimum interest rate from 0.15% to 3.0% set out in the Declared Rate Strategy endorsement included in your Contract. The guaranteed minimum interest rate set out in the endorsement will never be less than the minimum interest rate required for fixed annuity contracts on the Contract Effective Date under the Standard Nonforfeiture Law of the state in which your Contract is issued.

The Prospectus and Statement of Additional Information (SAI) include additional information. The Prospectus and SAI which have the same effective date as this summary prospectus are incorporated by reference as amended or supplemented. The Prospectus and SAI are available without charge, upon request. For a free copy, or to request other information about the Contract or make other inquiries, contact us by visiting www.massmutualascend.com/RILArates, calling 1-800-789-6771, or in writing at the following address:

MassMutual Ascend Life Insurance Company

Administrative Office: P.O. Box 5423, Cincinnati OH 45201-5423

Reports and other information about the Company are available on the SEC’s website at sec.gov, and copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.

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